Exhibit No. 99

News Release

Media Line: (410) 470-7433
www.constellation.com

Media Contacts:	Aaron Koos
Lawrence McDonnell
(410) 470-7433

Investor Contact:	Sandra Brummitt
(410) 470-6440

Constellation Energy Reports Second Quarter 2011 Results

BALTIMORE, Aug. 3, 2011 — Constellation Energy (NYSE: CEG) today reported adjusted earnings of $0.76 per share for the second quarter of 2011, compared with adjusted earnings of $0.71 per share in the second quarter of 2010. Adjusted earnings exclude the cumulative effects of changes in accounting principles, discontinued operations and special items (which are defined as significant items that are not related to the company’s ongoing, underlying business or which distort comparability of results). On a Generally Accepted Accounting Principles (GAAP) basis, Constellation Energy reported earnings of $0.49 per share in the second quarter of 2011, compared with earnings of $0.36 per share in the second quarter of 2010.

Constellation Energy lowered its 2011 earnings guidance range by $0.05 to $3.05 to $3.35 per share, reflecting the combined effects of longer-than-expected outages at our nuclear joint venture facilities and the impact of our recent acquisitions in the competitive residential electric market.  In light of the pending merger with Exelon, the company is no longer providing earnings guidance for 2012.

“Our core businesses are performing well and we continue to advance our strategy to grow market share, expand our product mix and acquire new business in this highly competitive price environment,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy.

“Our competitive advantage continues to be our ability to bundle competitively priced conventional and renewable energy supply with a broad portfolio of energy efficiency and management solutions,” Shattuck said. “We recently grew our national mass-market footprint with the acquisitions of Connecticut-based MXenergy, one of the 10 largest suppliers of electricity and natural gas to residential customers, and StarTex, a Houston-based supplier of electricity to residential and business customers in the active Texas market. These acquisitions are an important component of our growth and diversification strategy, and put us near our goal to serve 1 million residential customers by year-end.

“Our environmentally advantaged generation fleet continued to perform efficiently and reliably during the quarter,” Shattuck said. “In particular, our recently acquired Boston Generating assets outperformed during the quarter as actual generation exceeded expected output.

“At Baltimore Gas and Electric (BGE), our regulated utility, customers continue to benefit from competition among energy suppliers,” Shattuck said. “To date, about 250,000 of BGE’s 1.1 million residential customers get their power from a competitive electricity supplier, representing a five-fold increase in retail shopping since 2009. In addition, about 100,000 residential gas customers are shopping for alternative suppliers, comprising more than 15 percent of BGE’s total gas customers.

“Looking ahead, we expect to achieve a number of critical milestones in our proposal to merge with Exelon, combining one of the nation’s cleanest, most efficient generation fleets with the nation’s largest competitive energy provider,” Shattuck said. “We completed all material federal and state regulatory filings during the quarter and are focused on obtaining timely approvals from key stakeholders, including our shareholders. We continue to believe the merger will provide us with a diverse and adaptable platform on which to grow market share and deliver strong results going forward.”

The following table summarizes adjusted earnings per share and earnings per share reported in accordance with GAAP for the company’s business segments and provides a reconciliation to total company reported earnings.

	Three Months Ended June 30,
	2011			2010
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
EARNINGS PER COMMON SHARE	EPS*	EPS		EPS*	EPS
Baltimore Gas and Electric	$0.06	$0.09	(1)	$0.07	$0.07
NewEnergy	0.23	0.26	(2)	0.21	0.21
Generation	0.20	0.41	(3)	0.08	0.43	(4)
Other	—	—		—	—
Diluted Earnings Per Share	$0.49	$0.76		$0.36	$0.71

* Unaudited.

Reported GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition of costs incurred in connection with our pending merger with Exelon Corporation (Exelon) of $0.03 per share. BGE will not seek recovery of these costs in rates.

(2) Addition of costs incurred in connection with our pending merger with Exelon of $0.02 per share and addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.01 per share.

(3) Addition of economic value of Constellation Energy Nuclear Group, LLC (CENG) joint venture power purchase agreement (PPA) amortization of $0.15 per share, addition of  amortization of CENG joint venture basis difference of $0.12 per share and addition of costs incurred in connection with our pending merger with Exelon of $0.05 per share. Subtraction of Department of Energy (DOE) settlement of $0.11 per share.

(4) Addition of amortization of the CENG joint venture basis difference of $0.18 per share, addition of economic value of CENG PPA amortization of $0.14 per share, addition of losses on UniStar Nuclear Energy (UniStar) of $0.02 per share and addition of credit facility amendment fees incurred in connection with the EDF transaction of $0.01 per share.

	Six Months Ended June 30,
	2011			2010
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
EARNINGS (LOSS) PER COMMON SHARE	EPS*	EPS		EPS*	EPS
Baltimore Gas and Electric	$0.45	$0.48	(1)	$0.37	$0.39	(4)
NewEnergy	0.14	0.18	(2)	0.74	0.75	(5)
Generation	0.27	0.75	(3)	0.21	0.99	(6)
Other	(0.02)	(0.02)		(0.01)	0.01	(7)
Diluted Earnings Per Share	$0.84	$1.39		$1.31	$2.14

* Unaudited.

Reported GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition of costs incurred in connection with our pending merger with Exelon of $0.03 per share. BGE will not seek recovery of these costs in rates.

(2) Addition of costs incurred in connection with our pending merger with Exelon of $0.02 per share and addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.02 per share.

(3) Addition of economic value of CENG joint venture PPA amortization of $0.29 per share, addition of  amortization of CENG joint venture basis difference of $0.21 per share, addition of transaction fees in connection with the Boston Generating acquisition of $0.05 per share and addition of costs incurred in connection with our pending merger with Exelon of $0.04 per share. Subtraction of DOE settlement of $0.11 per share.

(4) Addition of deferred income tax expense associated with Medicare Part D prescription drug subsidies of $0.02 per share.

(5) Addition of credit facility amendment fees incurred in connection with the EDF transaction of $0.01 per share.

(6) Addition of amortization of the CENG joint venture basis difference of $0.31 per share, addition of economic value of CENG PPA amortization of $0.27 per share, addition of loss due to early retirement of 7.00% Notes due April 1, 2012, of $0.15 per share, addition of losses on UniStar of $0.03 per share and addition of credit facility amendment fees incurred in connection with the EDF transaction of $0.02 per share.

(7) Addition of deferred income tax expense associated with Medicare Part D prescription drug subsidies of $0.02 per share.

BGE

BGE reported adjusted second-quarter 2011 earnings of $0.09 per share, up from $0.07 per share in the second quarter of 2010. The increase is primarily the result of higher electric distribution revenue, which was approved in the Maryland Public Service Commission’s (PSC) 2010 rate case order, and increased transmission rates.

Generation

The Generation segment reported adjusted second-quarter 2011 earnings of $0.41 per share, compared with adjusted earnings of $0.43 per share in the year-earlier period. The decrease is primarily the result of an increase in outage days at Constellation Energy Nuclear Group, LLCSM facilities, partially offset by the earnings contribution from our Boston Generating acquisition.

NewEnergy

Our NewEnergy segment reported adjusted earnings of $0.26 per share in the second quarter of 2011, up from adjusted earnings of $0.21 per share in the second quarter of 2010. The second-quarter 2011 adjusted earnings include a mark-to-market timing gain of $0.11 per share, which was partially offset by costs associated with residential marketing and our recent acquisitions.

Financial Statements

The June 30, 2011, financial statements and supplemental information are attached.

Adjusted Earnings

Constellation Energy presents adjusted earnings per share (adjusted EPS) in addition to reported earnings per share in accordance with generally accepted accounting principles (reported GAAP EPS). Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles, discontinued operations and special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results) included in operations.

We present adjusted EPS because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods, since it excludes the impact of items such as impairment losses, work force reduction costs or gains and losses on the sale of assets, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted earnings). This non-GAAP measure is also used to evaluate management’s performance and for compensation purposes.

Constellation Energy also provides its earnings guidance in terms of adjusted EPS. Constellation Energy is unable to reconcile its guidance to GAAP earnings per share because we do not predict the future impact of special items due to the difficulty of doing so. In the past, the impact of special items has been material to our operating results computed in accordance with GAAP.  We note that such information is not in accordance with GAAP and should not be viewed as a substitute to GAAP information.

SEC Filings

Constellation Energy plans to file its Form 10-Q on or about Aug. 8, 2011.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call Aug. 3, 2011

Constellation Energy will host a conference call at 8:30 a.m. (EDT) on Wednesday, Aug. 3, 2011, to review the results.  Analysts, investors, media and the public may participate by dialing in shortly before 8:30 a.m. using the following information:

U.S. – (888) 455-2894

International – (773) 681-5899

Password – ENERGY

A replay will be available approximately one hour after the end of the call by dialing (866) 428-3808 or (203) 369-0909 (international). The replay passcode is 8721. The replay will be available for 90 days.

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy’s website (www.constellation.com). A webcast replay, as well as a replay in downloadable MP3 format, will also be available on the site shortly after the completion of the call. The call will be recorded and archived on the site.

About Constellation Energy

Constellation Energy (www.constellation.com) is a leading competitive supplier of power, natural gas and energy products and services for homes and businesses across the continental United States. It owns a diversified fleet of generating units, totaling approximately 12,000 megawatts of generating capacity, and is a leading advocate for clean, environmentally sustainable energy sources, such as solar power and nuclear energy.  The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. A FORTUNE 500 company headquartered in Baltimore, Constellation Energy had revenues of $14.3 billion in 2010.

Additional Information and Where to Find it

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  On June 27, 2011, Exelon filed with the SEC a Registration Statement on Form S-4 that included a preliminary joint proxy statement/prospectus and other relevant documents to be mailed by Exelon and Constellation to their respective security holders in connection with the proposed merger of Exelon and Constellation.  These materials are not yet final and may be amended.  WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION about Exelon, Constellation and the proposed merger.  Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov.  In addition, a copy of the preliminary joint proxy statement/prospectus and definitive joint proxy statement/prospectus (when it becomes available) may be obtained free of charge from Exelon Corporation, Investor Relations, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398, or from Constellation Energy Group, Inc., Investor Relations, 100 Constellation Way, Suite 600C, Baltimore, MD 21202. Investors and security holders may also read and copy any reports, statements and other information filed by Exelon, or Constellation, with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation

Exelon, Constellation, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Exelon’s directors and executive officers is available in its proxy statement filed with the SEC by Exelon on March 24, 2011 in connection with its 2011 annual meeting of shareholders, and information regarding Constellation’s directors and executive officers is available in its proxy statement filed with the SEC by Constellation on April 15, 2011 in connection with its 2011 annual meeting of shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary joint proxy statement/prospectus and will be contained in the definitive joint proxy statement/prospectus.

Addendum — Amounts Excluded to Arrive at Adjusted EPS

	Quarter Ended June 30, 2011
	After-Tax Income
	(Expense) Impact
	($ millions)	(Per Share)
CENG Joint Venture Results:
Amortization of Basis Difference	$24.0	$0.12
Transaction-Related Costs	1.5	0.01

Exelon Merger Costs	19.3	0.10

DOE Settlement	(21.3)	(0.11)

Total Special Items Excluding CENG PPA Amortization	23.5	0.12

CENG PPA Amortization	30.3	0.15

Total Special Items	$53.8	$0.27

CENG Joint Venture Results

•                  Amortization of Basis Difference - We have a basis difference between the carrying value of our investment in CENG and our underlying equity in CENG. This basis difference was caused by the requirement to record our investment in CENG at fair value at closing, while CENG’s assets and liabilities retained their carrying value. We are amortizing this basis difference over the respective useful lives of the assets of CENG or as those assets impact the earnings of CENG. The impairment charge we recognized on our investment in CENG in the third quarter of 2010 reduced this basis difference.

•                  Transaction-Related Costs - In the second quarter of 2011, we continued to record the amortization of credit facility amendment fees associated with closing the sale of a 49.99 percent interest in CENG to EDF.

Exelon Merger Costs

In the second quarter of 2011, we incurred $31.8 million pre-tax of costs in connection with our pending merger with Exelon Corporation (Exelon).

DOE Settlement

On June 30, 2011, a settlement agreement was executed with the U.S. Department of Energy (DOE) under which we will receive payment of $35.5 million related to costs incurred through Oct. 31, 2008 to store spent nuclear fuel at the Calvert Cliffs nuclear power plant. The agreement settles a lawsuit that sought to recover damages caused by the DOE’s failure to comply with legal and contractual obligations to dispose of spent nuclear fuel from the Calvert Cliffs plant.

CENG PPA Amortization

Based on energy prices at the time of the closing of the EDF transaction in November 2009, we recorded an approximately $0.8 billion “unamortized energy contract asset” for the value of our PPA with CENG, and CENG recorded an approximately ($0.8) billion “unamortized energy contract liability.” Both entities are amortizing these amounts in 2010 and 2011, with the total net economic value to be realized by us in the form of lower purchased power costs equal to approximately $0.4 billion as a result of our 50.01 percent ownership interest in CENG. During the second quarter of 2011, we realized approximately $50.3 million pre-tax in economic value relating to the amortization of the PPA with CENG.

Constellation Energy Group and Subsidiaries

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$2,704.7	$2,559.2	$5,318.6	$5,077.4
Regulated electric revenues	546.9	651.1	1,197.0	1,402.4
Regulated gas revenues	108.2	99.6	414.4	416.7
Total revenues	3,359.8	3,309.9	6,930.0	6,896.5

Expenses
Fuel and purchased energy expenses	2,171.6	2,267.7	4,649.8	4,629.8
Fuel and purchased energy expenses from affiliate	209.3	222.1	404.1	420.6
Operating expenses	467.9	413.7	906.1	810.1
Merger costs	31.8	—	31.8	—
Depreciation, depletion, accretion, and amortization	151.8	125.7	305.9	257.6
Taxes other than income taxes	76.5	65.6	154.2	132.4
Total expenses	3,108.9	3,094.8	6,451.9	6,250.5
Equity Investment Losses	(26.3)	(33.5)	(35.9)	(54.2)
Gain on U.S. Department of Energy Settlement	35.5	—	35.5	—
Net Gain on Divestitures	—	0.3	—	5.2
Income from Operations	260.1	181.9	477.7	597.0
Other Expenses	(15.7)	(8.9)	(34.7)	(31.2)
Fixed Charges
Interest expense	65.2	60.4	136.5	181.9
Interest capitalized and allowance for borrowed funds used during construction	(2.2)	(8.7)	(4.4)	(24.3)
Total fixed charges	63.0	51.7	132.1	157.6
Income from Continuing Operations Before Income Taxes	181.4	121.3	310.9	408.2
Income Tax Expense	73.3	37.5	123.4	133.1
Net Income	108.1	83.8	187.5	275.1
Less: Net Income Attributable to Noncontrolling Interests and BGE Preference Stock Dividends	8.9	11.2	17.9	11.0
Net Income Applicable to Common Stock	$99.2	$72.6	$169.6	$264.1

Average Shares of Common Stock Outstanding - Basic	200.1	200.8	199.7	200.6
Average Shares of Common Stock Outstanding - Diluted	201.9	202.6	201.3	202.2

Earnings Per Common Share - Basic	$0.50	$0.36	$0.85	$1.32

Earnings Per Common Share - Diluted	$0.49	$0.36	$0.84	$1.31

Constellation Energy Group and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2011	2010
	(In Millions)
ASSETS
Current Assets
Cash and cash equivalents	$954.8	$2,028.5
Accounts receivable (net of allowance for uncollectibles of $84.9 and $85.0, respectively)	1,965.8	2,059.2
Accounts receivable — consolidated variable interest entities (net of allowance for uncollectibles of $95.7 and $87.9, respectively)	260.7	308.9
Income taxes receivable	81.3	152.7
Fuel stocks	394.1	361.1
Materials and supplies	136.3	104.3
Derivative assets	324.3	534.4
Unamortized energy contract assets (includes $210.4 and $400.9, respectively, related to CENG)	335.3	544.7
Restricted cash	2.1	52.0
Restricted cash — consolidated variable interest entities	46.0	52.3
Other	241.4	254.5
Total current assets	4,742.1	6,452.6
Investments And Other Noncurrent Assets
Investment in CENG	2,974.9	2,991.1
Other investments	197.7	189.9
Regulatory assets (net)	370.8	374.1
Goodwill	180.8	77.0
Derivative assets	257.5	258.9
Unamortized energy contract assets	67.9	109.8
Other	302.5	286.3
Total investments and other noncurrent assets	4,352.1	4,287.1
Property, Plant And Equipment
Nonregulated property, plant and equipment	7,673.8	6,387.2
Regulated property, plant and equipment	7,378.7	7,201.7
Accumulated depreciation	(4,433.3)	(4,310.1)
Net property, plant and equipment	10,619.2	9,278.8
Total Assets	$19,713.4	$20,018.5

LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$20.6	$32.4
Current portion of long-term debt	131.5	245.6
Current portion of long-term debt — consolidated variable interest entities	61.3	59.7
Accounts payable	987.0	1,072.6
Accounts payable — consolidated variable interest entities	151.7	189.8
Derivative liabilities	494.2	622.3
Unamortized energy contract liabilities	130.9	130.5
Deferred income taxes	20.2	56.5
Accrued taxes	85.1	71.0
Accrued expenses	261.5	358.1
Other	551.6	438.7
Total current liabilities	2,895.6	3,277.2
Deferred Credits And Other Noncurrent Liabilities
Deferred income taxes	2,667.6	2,489.8
Asset retirement obligations	33.4	32.3
Derivative liabilities	270.1	353.0
Unamortized energy contract liabilities	362.0	411.1
Defined benefit obligations	588.0	574.7
Deferred investment tax credits	25.4	27.6
Other	248.5	296.0
Total deferred credits and other noncurrent liabilities	4,195.0	4,184.5
Long-Term Debt
Long-term debt, net of current portion	3,947.5	4,054.2
Long-term debt, net of current portion — consolidated variable interest entities	370.8	394.6
Equity
Common shareholders’ equity:
Common stock	3,265.5	3,231.7
Retained earnings	5,344.9	5,270.8
Accumulated other comprehensive loss	(595.9)	(673.3)
Total common shareholders’ equity	8,014.5	7,829.2
BGE preference stock not subject to mandatory redemption	190.0	190.0
Noncontrolling interests	100.0	88.8
Total equity	8,304.5	8,108.0
Total Liabilities And Equity	$19,713.4	$20,018.5

Constellation Energy Group and Subsidiaries

Generation Operating Statistics (Unaudited)

	Six Months Ended June 30,
			Oil &	Hydro &
	Nuclear *	Coal	Gas	Renewables	Other	Total
Generation by Fuel Type (%)
2011	29.3	26.2	39.5	3.5	1.5	100.0
2010	47.0	41.1	5.9	3.7	2.3	100.0

Thousands of MWH
2011	7,349	6,587	9,899	890	378	25,103
2010	7,380	6,458	926	582	361	15,707

* Nuclear statistics shown as 50.01 percent due to the formation of the CENG joint venture.

Utility Operating Statistics (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2011	2010	2011	2010
	ELECTRIC
	Revenues (In Millions)
	Residential
	Excluding Delivery Service Only	$302.4	$420.8	$699.1	$943.1
	Delivery Service Only	23.2	9.2	49.5	17.0
	Commercial
	Excluding Delivery Service Only	98.9	117.4	207.9	242.3
	Delivery Service Only	69.3	61.6	134.9	119.9
	Industrial
	Excluding Delivery Service Only	6.1	7.4	12.7	15.2
	Delivery Service Only	7.9	6.8	14.4	13.1
	System Sales	507.8	623.2	1,118.5	1,350.6
	Other	39.3	27.9	78.8	51.8
	Total	$547.1	$651.1	$1,197.3	$1,402.4
	Distribution Volumes (In Thousands) - MWH
	Residential
	Excluding Delivery Service Only	2,156	2,806	4,992	6,222
	Delivery Service Only	595	283	1,284	523
	Commercial
	Excluding Delivery Service Only	816	920	1,710	1,891
	Delivery Service Only	3,390	3,120	6,464	6,049
	Industrial
	Excluding Delivery Service Only	56	70	117	140
	Delivery Service Only	622	693	1,151	1,333
	Total	7,635	7,892	15,718	16,158
	GAS
	Revenues (In Millions)
	Residential
	Excluding Delivery Service Only	$54.5	$56.0	$241.4	$254.4
	Delivery Service Only	5.5	3.8	16.7	12.1
	Commercial
	Excluding Delivery Service Only	15.6	13.7	66.7	66.6
	Delivery Service Only	7.7	7.7	22.3	22.0
	Industrial
	Excluding Delivery Service Only	0.7	0.6	3.2	3.2
	Delivery Service Only	3.3	3.5	8.4	8.3
	System Sales	87.3	85.3	358.7	366.6
	Off-System Sales	19.2	12.7	51.0	45.7
	Other	2.6	2.4	6.7	6.1
	Total	$109.1	$100.4	$416.4	$418.4
	Distribution Volumes (In Thousands) - DTH
	Residential
	Excluding Delivery Service Only	3,819	3,802	22,367	22,591
	Delivery Service Only	727	453	3,650	2,786
	Commercial
	Excluding Delivery Service Only	1,492	1,328	7,321	7,092
	Delivery Service Only	4,593	3,896	15,126	13,081
	Industrial
	Excluding Delivery Service Only	80	65	375	367
	Delivery Service Only	3,696	5,413	7,646	11,694
	System Sales	14,407	14,957	56,485	57,611
	Off-System Sales	4,029	2,709	9,583	7,753
	Total	18,436	17,666	66,068	65,364
Utility operating statistics do not reflect the elimination of intercompany transactions.
	Heating and Cooling Degree Days (Calendar-Month Basis)

Heating Degree Days	- Actual	392	377	2,841	2,843
	- Normal	526	528	2,943	2,949
Cooling Degree Days	- Actual	342	393	344	394
	- Normal	243	236	246	240

Constellation Energy Group and Subsidiaries

Supplemental Financial Statistics (Unaudited)

	Six Months Ended
	June 30,
	2011	2010

Effective Tax Rate	39.7%	32.6%

Equity Investment In Nonregulated Businesses — End of Period (In Millions)	$5,935.2	$7,007.3

Equity Investment In Regulated Business — End of Period (In Millions)	$2,079.3	$2,013.6

Common Stock Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Common Stock Dividends - Per Share
—Declared	$0.2400	$0.2400	$0.4800	$0.4800
—Paid	$0.2400	$0.2400	$0.4800	$0.4800

Market Value Per Share
—High	$38.09	$38.73	$38.09	$38.73
—Low	$30.92	$32.09	$29.70	$31.08
—Close	$37.96	$32.25	$37.96	$32.25

Shares Outstanding - End of Period (In Millions)	201.2	201.9	201.2	201.9

Book Value per Share - End of Period	$39.83	$44.68	$39.83	$44.68